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UCAR INTERNATIONAL INC.            BRANDYWINE WEST, 1521 CONCORD PIKE, SUITE 301
                                                            WILMINGTON, DE 19803



                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                                 CONTACT: Elise A. Garofalo
                                                    Director, Investor Relations
                                                                    302-778-8210

                       UCAR ANNOUNCES CONSENT SOLICITATION


         Wilmington, DE - April 23, 2002 - UCAR International Inc. (NYSE:UCR) today announced that UCAR Finance Inc., its wholly owned special purpose finance subsidiary, is seeking consent from holders of its Senior Notes to a waiver of a provision under the related Indenture to permit the issuance of up to $150 million of additional Senior Notes under that Indenture. UCAR Finance intends to use the net proceeds from the issuance of the additional Senior Notes to repay debt outstanding under its senior secured bank credit facilities.

         The Company will reschedule its complete earnings release and conference call, from the previously planned April 25, 2002, to an appropriate date to allow for the transaction described above.

         The Senior Notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the Senior Notes in any state which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         The record date for the consent solicitation is 5:00 p.m. New York City time on Monday, April 22, 2002. The consent solicitation is currently scheduled to expire at 5:00 p.m. New York City time on Tuesday, April 30, 2002. The consent solicitation documents can be obtained by contacting MacKenzie Partners, Inc., the Information Agent for the consent solicitation, at (800) 322-2885 (toll-free) or (212)929-5500 (call collect).



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         UCAR INTERNATIONAL PROVIDES NATURAL AND SYNTHETIC GRAPHITE AND CARBON
PRODUCTS AND SERVICES TO CUSTOMERS IN THE STEEL, ALUMINUM, FUEL CELL POWER GENERATION, ELECTRONICS, SEMICONDUCTOR AND TRANSPORTATION INDUSTRIES.

         NOTE: THIS NEWS RELEASE CONTAINS FORWARD LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE INCLUDE STATEMENTS ABOUT SUCH MATTERS AS THE POSSIBLE ISSUANCE OF ADDITIONAL SENIOR NOTES AND AMENDMENTS TO THE RELATED INDENTURE AND UCAR FINANCE'S SENIOR SECURED BANK CREDIT FACILITIES. WE HAVE NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES (INCLUDING FUTURE RESULTS) COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THESE STATEMENTS DUE TO VARIOUS FACTORS. THESE FACTORS INCLUDE POSSIBLE CHANGES IN CAPITAL MARKET CONDITIONS OR IN THE BUSINESS, PROSPECTS, RESULTS OF OPERATION OR FINANCIAL CONDITION OF UCAR INTERNATIONAL THAT RESULT IN DELAYS IN OR ABANDONMENT OR TERMINATION OF THE ISSUANCE OR THE AMENDMENTS OR CHANGES IN THE TERMS THEREOF, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN FILINGS BY UCAR INTERNATIONAL WITH THE SEC.